Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 3, 2026 (except Note 18, as to which the date is May 11, 2026), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-295768) and related Prospectus of Sunshine Silver Mining & Refining Company for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado
May 26, 2026